Exhibit 4.4

November 24, 2009

Fidus Mezzanine Capital, L.P.
190 S. LaSalle Street
Suite 2140
Chicago, IL 60603

 Re: Issuance of Series C Convertible Preferred Stock

Gentlemen:

Pure Earth, Inc. (the “Company”) proposes to issue Series C Convertible Preferred Stock (“Series C Shares”) to Fidus Mezzanine Capital, L.P. (“FMC”).  The Series C Shares are convertible into the Company’s common stock at FMC’s option and, under certain circumstances, at the Company’s option (i.e., a mandatory conversion).

In order to minimize your state reporting burdens, we have agreed that the Company will not effect a mandatory conversion of your Series C Shares to the extent that doing so would result in your holding greater than 4.9% of our issued and outstanding common stock after giving effect to any such mandatory conversion.

Sincerely,

PURE EARTH, INC.

By:	/s/ Brent Kopenhaver

Acknowledge and Agreed:

FIDUS MEZZANINE CAPITAL, L.P.

By:   Fidus Mezzanine Capital GP, LLC, its General Partner

By:	/s/ Edward H. Ross
Printed Name:	Edward H. Ross
Title:	Managing Partners

One Neshaminy Interplex, Suite 201 ∙ Trevose, PA 19053 ∙ Phone 215 639 8755 ∙ Fax 215 639 8756
www.pureearthinc.com